NewsRelease		(Williams Logo)
NYSE: WMB

Date:	Aug. 2, 2006

Williams to Record Charge Related to Former Investment

TULSA, Okla. – Williams (NYSE:WMB) announced today that it will record a nonrecurring, after-tax charge of approximately $54 million in the second quarter of 2006 as a result of jury verdicts returned earlier this week against two of its subsidiaries.

The verdicts were returned in civil litigation that the company has disclosed previously in its filings with the Securities and Exchange Commission.

The amount of the 2006 second quarter pre-tax charge represents Williams’ estimate of the potential future exposure for actual damages of $68 million and potential pre-judgment interest of approximately $20 million.

In addition, the company said it is reasonably possible that any ultimate judgment may include approximately $185 million in excess of the 2006 second quarter charge. The latter amount represents the company’s estimate of potential punitive damage exposure under Texas law.

The jury verdicts are subject to trial and appellate court review. Entry of a judgment in the trial court is expected later in the third or fourth quarter of 2006. If the trial court enters a judgment consistent with the jury’s verdicts against the company’s subsidiaries, Williams indicated that it would seek a reversal through appeal.

The matter is related to a contractual dispute surrounding construction in 2000 and 2001 of certain refinery off-gas processing facilities by Gulf Liquids, a concern in which a Williams’ subsidiary originally was an investor. Williams, which now owns all of Gulf Liquids, last year sold substantially all of that entity’s assets to a third party.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Travis Campbell

Williams (investor relations)

(918) 573-2944

Richard George

Williams (investor relations)

(918) 573-3679

Sharna Reingold

Williams (investor relations)

(918) 573-2078

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.